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                                                                 EXHIBIT 10.104


                            SUMMARY OF ARRANGEMENT FOR
                        SALE OF STOCK TO EXECUTIVE OFFICERS


    In furtherance of the objective of Apartment Investment and Management Company (the "Company") facilitating the ownership of the Company's stock by its officers and employees, on August 29, 1996, the Board of Directors of the Company approved the direct sale of up to 601,500 shares of Class A Common Stock to officers of the Company at a price equal to the closing price of the Class A Common Stock on the New York Stock Exchange on that date ($20.75), with the amount to be purchased by each officer to be determined by the Compensation Committee of the Board of Directors. On the same date, the Compensation Committee approved the sale of 382,500 of such shares to Terry Considine, 83,000 of such shares to Peter Kompaniez and 50,000 of such shares to Thomas Toomey. The Compensation Committee also authorized loans from the Company to such officers to finance the full amount of the purchase price for such shares pursuant to unsecured full recourse promissory notes bearing interest at 7.25% per annum, payable quarterly, and due in 2006.